Exhibit 10.1

EXECUTION VERSION

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT dated December 22, 2016 (this “Agreement”) is made by and among the following parties:

(i) Peabody Energy Corporation (“PEC”) and certain of its direct and indirect subsidiaries, as debtors and debtors in possession (each a “Debtor” and, collectively, the “Debtors” or the “Company”), that have commenced cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”) on April 13, 2016 (the “Petition Date”);

(ii) Citibank, N.A. (“Citibank”), as the administrative agent (in such capacities, the “First Lien Agent”) under the First Lien Credit Agreement (as defined below) and certain First Lien Lenders party hereto (excluding, for the avoidance of doubt, the Noteholder Co-Proponents (defined below)), together with the First Lien Agent, (the “First Lien Lender Co-Proponents”), each holding the principal funded debt obligations (including via participations) of the Debtors set forth on their signature pages hereto, including any First Lien Lenders that subsequently enter into this Agreement;

(iii) PointState Capital LP (“PointState”), Contrarian Capital Management L.L.C. (“Contrarian”), Panning Capital Management, LP (“Panning”) and the South Dakota Investment Council (“SDIC,” together with PointState, Contrarian and Panning, the “Ad Hoc Secured Committee Members”), each holding or advising funds or managed accounts who beneficially hold the principal funded debt obligations of the Debtors set forth on their signature pages hereto;

(iv) Elliott Management Corporation and certain of its affiliates (collectively, “Elliott”), Discovery Capital Management and certain of its affiliates (collectively, “Discovery Capital”) and Aurelius Capital Master Ltd. and ACP Master, Ltd. (collectively, “Aurelius” and, together with Discovery Capital and Elliott, the “Ad Hoc Unsecured Noteholders Group” and together with the Ad Hoc Secured Committee Members (the “Noteholder Co-Proponents,” and, Noteholder Co-Proponents together with the First Lien Lender Co-Proponents, the “Creditor Co-Proponents”), each holding the principal funded debt obligations of the Debtors set forth on their signature pages hereto;

(v) any holder of Second Lien Notes or Unsecured Senior Notes (each, as defined below) that subsequently enters into this Agreement (the “Additional Supporting Parties” and the Additional Supporting Parties together with the Creditor Co-Proponents, the “Supporting Creditor Parties”), each holding the principal funded debt obligations of the Debtors to be set forth on their signature pages hereto; and

(vi) each transferee of debt under the First Lien Credit Agreement, the Second Lien Notes or the Unsecured Senior Notes that becomes a party in accordance with Section 8(b) of this Agreement.

Each of the parties named above is a “Party,” and collectively they are the “Parties.” All capitalized terms not defined herein have the meanings ascribed to them in the Restructuring Term Sheet (as defined below and as attached hereto as Exhibit 1).

RECITALS

WHEREAS, on April 13, 2016, the Debtors commenced the Chapter 11 Cases under chapter 11 the Bankruptcy Code in the Bankruptcy Court, which Chapter 11 Cases have been consolidated by order of the Bankruptcy Court for procedural purposes only and are being jointly administered under case number 16-42529 (BSS). References in this Agreement to pleadings, orders and other filings and related docket numbers are to such pleadings, orders and other filings filed or entered in the Chapter 11 Cases;

WHEREAS, the transactions contemplated and outlined in this Agreement (the “Restructuring”) shall be embodied within the Plan, which shall address, among other things, the following principal funded debt obligations of the Debtors:

(a)	that certain revolving credit facility and that certain term loan facility issued pursuant to that certain Amended and Restated Credit Agreement, dated as of September 24, 2013 (as it has been or may be amended, supplemented or otherwise modified in accordance with the terms thereof, the “First Lien Credit Agreement”);

(b)	those certain 10.00% senior secured second lien notes issued in March 2015 by PEC and due in March 2022 (the “Second Lien Notes”); and

(c)	(i) the 6.00% senior notes issued in November 2011 by PEC and due November 2018 (the “2018 Senior Notes”); (ii) the 6.50% senior notes issued in August 2010 by PEC and due in September 2020 (the “2020 Senior Notes”); (iii) the 6.25% senior notes issued in November 2011 by PEC and due in November 2021 (the “2021 Senior Notes”); and (iv) the 7.875% senior notes issued in October 2006 by PEC and due in November 2026 (the “2026 Senior Notes” and together with the 2018 Senior Notes, the 2020 Senior Notes and the 2021 Senior Notes, the “Unsecured Senior Notes”); and

(d)	those certain 4.75% convertible junior subordinated debentures issued on December 20, 2006 by PEC and due in 2066 (the “Convertible Subordinated Notes,” and such claims arising therefrom, the “Unsecured Subordinated Debenture Claims”).

WHEREAS, the Debtors and the Initial Supporting Parties have engaged in arm’s length, good-faith discussions, including in connection with Bankruptcy Court-ordered mediation overseen by the Honorable James L. Garrity regarding the CNTA Dispute, and regarding the Restructuring pursuant to a chapter 11 plan of reorganization (the “Plan”) to be proposed by the Debtors and the Creditor Co-Proponents in the Chapter 11 Cases, which Plan shall contain the terms and conditions set forth in, and be consistent in all material respects with, the Restructuring Term Sheet;

WHEREAS, to ensure a more orderly Plan confirmation process, the Debtors and the Initial Supporting Parties desire to allow the Additional Supporting Parties to join in this Agreement and participate in the Backstop Commitment Agreement and Private Placement Agreement on the terms and conditions set forth in the Restructuring Term Sheet and to be embodied in the Backstop Commitment Agreement and Private Placement Agreement;

WHEREAS, in furtherance of the Restructuring, the Debtors have requested each Party to support the Plan in accordance with this Agreement;

WHEREAS, the applicable board of directors, members or managers of each of the Debtors have approved the Restructuring Term Sheet and the applicable Debtor’s entry into this Agreement;

WHEREAS, each of the Supporting Creditor Parties has received the requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement; and

WHEREAS, subject to the execution of definitive documentation and appropriate approvals by the Bankruptcy Court, the terms of this Agreement set forth the Parties’ agreement concerning their respective rights and obligations in respect of the Restructuring.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1. Proposed Restructuring. The principal terms of the Restructuring are set forth on the term sheet attached hereto as Exhibit 1 (as such term sheet may be modified in accordance with Section 14 hereof and together with all exhibits, annexes, schedules, appendices and amendments thereto, the “Restructuring Term Sheet”). The Restructuring will be implemented pursuant to various agreements and related documentation, including, without limitation, the following documents required to implement the Restructuring, which documents shall be consistent in all material respects with the Restructuring Term Sheet and this Agreement, shall be executed (if such document requires execution), and shall be filed with the Bankruptcy Court (the “Plan Documents”) shall be subject to the consent rights of the Requisite Creditor Parties1 as set forth herein, in each case as applicable in accordance with the Milestones set forth in the Restructuring Term Sheet:

[1]	“Requisite Creditor Parties” shall mean the Requisite First Lien Lender Co-Proponents and the Requisite Consenting Noteholders. “Requisite First Lien Lender Co-Proponents” shall mean (i) the First Lien Agent and (ii) First Lien Lender Co-Proponents holding at least two-thirds (2/3) of the combined First Lien Lender Claims held by the First Lien Lender Co-Proponents. “Requisite Consenting Noteholders” shall mean “Requisite Members of the Noteholder Steering Committee” or the applicable individual(s) or group(s) of holders of Second Lien Notes Claims and Claims in Class 5B identified in the Voting/Consent Structure Schedule as set forth in Exhibit 8 to the Restructuring Term Sheet. “Requisite Members of the Noteholder Steering Committee” shall mean 75% of the Noteholder Steering Committee, based on combined Class 2 and Class 5 holdings as set forth in the Initial Backstop Commitment Schedule and Initial Private Placement Schedule; provided, that if one of the seven members of the Noteholder Steering Committee transfers or assigns any of its claims (in either Class 2 or Class 5) to a third party, such member’s Noteholder Steering Committee voting power attributable to the face amount of such transferred or assigned claims shall be reallocated on a pro rata basis based on holdings as set forth in the Initial Backstop Commitment Schedule to the other Noteholder Steering Committee members who belong to the same ad hoc noteholder group as the transferring or assigning member. The “Noteholder Steering Committee” means a steering committee of the Noteholder Co-Proponents.

(i)	the Plan;

(ii)	the disclosure statement related to the Plan (the “Disclosure Statement”);

(iii)	the materials related to the solicitation of votes to accept or reject the Plan (the “Solicitation Materials”);

(iv)	the order approving the Disclosure Statement and the Solicitation Materials (the “Disclosure Statement Order”);

(v)	the credit agreement and/or indenture for the Exit Facility (the “Exit Facility Documentation”) (if applicable);

(vi)	the credit agreement for the Replacement Secured First Lien Term Loan (if applicable);

(vii)	the documents relating to the Section 1145 Rights Offering and the Private Placement, including, but not limited to the Private Placement Agreement and the Backstop Commitment Agreement and the orders approving same;

(viii)	the indenture for the New Second Lien Notes (if applicable);

(ix)	the Confirmation Order;

(x)	the exhibits, supplements and appendices to the Plan;

(xi)	the Registration Rights Agreement; and

(xii)	all other documents necessary for the implementation of the Plan and the transactions contemplated therein.

Nothing contained in this section shall affect, in any way, the requirements set forth herein for the amendment of this Agreement and the Restructuring Term Sheet set forth in Section 14 hereof.

Section 2.    Exhibits Incorporated by Reference.

Each of the exhibits attached hereto, including, without limitation, the Restructuring Term Sheet, is expressly incorporated herein and made part of this Agreement, and all references to this Agreement, unless specified otherwise, shall include such exhibits. In the event of any inconsistency between this Agreement (without reference to the exhibits) and the exhibits, this Agreement (without reference to the exhibits) shall govern.

Section 3.    First Lien Lender Co-Proponents’ Commitments.

3.01.    Agreement to Support the Restructuring and Vote on the Plan. Subject to the conditions contained in Section 3.02 hereof and as long as this Agreement has not been terminated pursuant to the terms hereof, each member of the First Lien Lender Co-Proponents agrees that it shall:

(a)    subject to the receipt by such member of the Disclosure Statement and other Solicitation Materials that are subsequently approved by the Bankruptcy Court as complying with section 1126(b) of the Bankruptcy Code, to the extent solicited, timely vote or cause or direct to be voted all of its Claims (as defined in the Bankruptcy Code) in favor of the Plan by delivering its duly executed and completed ballot or ballots accepting such Plan on a timely basis following the commencement of the solicitation;

(b)    subject to the receipt by such member of the Disclosure Statement and other Solicitation Materials that are subsequently approved by the Bankruptcy Court as complying with section 1126(b) of the Bankruptcy Code, not change or withdraw (or cause or direct to be changed or withdrawn) such vote, provided that upon any termination of this Agreement in accordance with Section 12 hereof, each member of the First Lien Lender Co-Proponents may, upon written notice to the Company and the other Parties, revoke its vote or any consents given by such Party prior to such termination, whereupon any such vote or consent shall automatically be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company allowing such change or resubmission);

(c)    not take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval and consummation of the transactions described in, this Agreement;

(d)    not directly or indirectly object to, delay, impede or take any other action to materially interfere with acceptance, confirmation, consummation or implementation of the Restructuring or the Plan;

(e)    not directly or indirectly seek, solicit, encourage, formulate, consent to, propose, file, support, negotiate, participate in or vote for any restructuring, workout, plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, or sale of assets of or in respect of the Company other than the Plan, or encourage or cause any party to do any of the foregoing;

(f)    not directly or indirectly take an action to direct the First Lien Agent, to undertake any action set forth in Sections 3.01(c) , (d) or (e) hereof, provided, however, that except to the extent required by the terms of the First Lien Credit Agreement documents or by applicable law, the First Lien Agent shall be permitted to exercise its duties and obligations under the First Lien Credit Agreement documents in accordance with this Agreement and, subject to its obligations under this Agreement, the First Lien Agent may grant or withhold its consent or approval without instructions;

(g)    if applicable, negotiate in good faith the definitive documents for the Replacement Secured First Lien Term Loan on terms consistent with those set forth on Exhibit 1 to the Restructuring Term Sheet; and

(h)    take any and all commercially reasonably necessary actions in furtherance of the Restructuring and the transactions contemplated this Agreement, the Plan and the Plan Documents (it being understood that the First Lien Lender Co-Proponents shall not be required to incur any out of pocket cost or expense other than professional fees, to the extent that such fees are entitled to payment pursuant to Section V of the Restructuring Term Sheet).

3.02.    Certain Conditions. The continuing obligations of each member of the First Lien Co-Proponents set forth in Section 3.01 hereof, following the occurrence of the PSA Effective Date (as defined below), are subject to the following conditions:

(a)    the credit agreement for the Replacement Secured First Lien Term Loan and related documentation (including, without limitation, the security and guaranty documentation and any intercreditor agreements) shall be consistent with the terms set forth on Exhibit 1 to the Restructuring Term Sheet and otherwise in form and substance acceptable to the Requisite First Lien Lender Co-Proponents in their sole discretion;

(b)    this Agreement, the Restructuring Term Sheet and the provisions of any order approving the same shall be in form and substance satisfactory to the Requisite First Lien Lender Co-Proponents; and

(c)    the indenture for the New Second Lien Notes (if applicable), the credit agreement and/or indenture for the Exit Facility and order relating thereto (if applicable), the Plan, the Disclosure Statement, the Disclosure Statement Order and the Confirmation Order (but excluding documents related to the Bonding Solution) and any changes to the Breakup Administrative Claim Treatment shall be in form and substance reasonably acceptable to the Requisite First Lien Lender Co-Proponents; provided, however, that no such consents and approvals shall be required with respect to the indenture for the New Second Lien Notes and related documentation (if applicable), which indenture and related documentation shall be, as applicable, consistent with the terms set forth on Exhibit 2 to the Restructuring Term Sheet and otherwise in form and substance reasonably satisfactory to the Requisite First Lien Lender Co-Proponents;

(d)    each other substantive document in connection with the Restructuring (but excluding documents relating to the Bonding Solution), shall be reasonably acceptable to the Requisite First Lien Lender Co-Proponents, solely to the extent that a proposed term, action, modification, amendment, supplement or waiver adversely affects the First Lien Agent, the First Lien Lenders, the First Lien Lender Claims or the terms of the Replacement Secured First Lien Term Loan;

(e)    any material claim settlement, including but not limited to, any settlement related to the MEPP Claim above the amounts held in reserve by the Debtors for such MEPP Claim, shall be subject to the approval of the Requisite First Lien Lender Co-Proponents, not to be unreasonably withheld, conditioned or delayed;

(f)    the Debtors shall have otherwise complied with the terms of the Restructuring Term Sheet; and

(g)    this Agreement shall have not been terminated in accordance with the terms hereof.

For the avoidance of doubt, the Requisite First Lien Lender Co-Proponents shall have approval, waiver and other similar rights over the documents and/or agreements set forth in the foregoing Sections 3.02(a)-(e). Notwithstanding any other provision of this Agreement to the contrary, upon the Debtors (i) receiving fully underwritten commitments with respect to the Exit Facility in the principal amount of $1.5 billion and approval thereof by the Bankruptcy Court, and (ii) filing an amended Plan providing that the First Lien Full Cash Recovery shall occur, the Requisite First Lien Lender Co-Proponents shall only have consent rights with respect to (1) any change to the treatment of the First Lien Lender Claims, the First Lien Agent or the First Lien Lenders under the Plan, including, without limitation, any changes to the proposed releases and exculpations with respect to the First Lien Agent or the First Lien Lenders or their respective Representatives, (2) this Agreement or (3) the Breakup Administrative Claim Treatment (as defined in Exhibit 5 to the Restructuring Term Sheet).

3.03.    Acknowledgement. For so long as this Agreement is in effect, each holder of First Lien Lender Claims from time to time party hereto (whether such holder is a First Lien Lender Co-Proponent, an Additional Supporting Party or a transferee of debt under the First Lien Credit Agreement that becomes a party in accordance with Section 8(b) of this Agreement, in any such case, in its capacity as a holder of First Lien Lender Claims and, with respect to Citibank, N.A., also in its capacity as the First Lien Agent) consents to the Restructuring, including for purposes of Section 6.10(b) of that certain First Lien/Second Lien Intercreditor Agreement among PEC as the borrower, the other grantors party thereto, Citibank, N.A. as the Senior Representative for the First Lien Credit Agreement Secured Parties (as such terms are defined therein), U.S. Bank National Association as the Second Priority Representative for the Second Lien Indenture Secured Parties (as such terms are defined therein), and each additional Representative (as defined therein) from time to time party thereto, dated as of March 16, 2015; provided that the consent of a holder of First Lien Lender Claims pursuant to this Section 3.03 shall cease to be in effect (except to the extent otherwise agreed in writing by such holder) if such holder ceases to be a party to this Agreement in accordance with the terms hereof.

Section 4.    Noteholder Co-Proponents’ Commitments.

4.01.    Agreement to Support the Restructuring and Vote on the Plan. Subject to the conditions contained in Section 4.02 hereof, effective immediately upon execution by each member of the Noteholder Co-Proponents as to such member, and enforceable against such member as set forth herein (including, for the avoidance of doubt, by each member of the Noteholder Co-Proponents against each other member of the Noteholder Co-Proponents) as long as this Agreement has not been terminated pursuant to the terms hereof, each Noteholder Co-Proponent agrees that it shall:

(a)    subject to the receipt by such member of the Disclosure Statement and other Solicitation Materials that are subsequently approved by the Bankruptcy Court as complying with section 1126(b) of the Bankruptcy Code, to the extent solicited, timely vote or cause or direct to be voted all of its Claims (as defined in the Bankruptcy Code) in favor of the Plan by delivering its duly executed and completed ballot or ballots accepting such Plan on a timely basis following the commencement of the solicitation;

(b)    subject to the receipt by such member of the Disclosure Statement and other Solicitation Materials that are subsequently approved by the Bankruptcy Court as complying with section 1126(b) of the Bankruptcy Code, not change or withdraw (or cause or direct to be changed or withdrawn) such vote, provided that upon any termination of this Agreement in accordance with Section 12 hereof, each member of the Noteholder Co-Proponents may, upon written notice to the Company and the other Parties, revoke its vote or any consents given by such Party prior to such termination, whereupon any such vote or consent shall automatically be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company allowing such change or resubmission);

(c)    not take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval and consummation of the transactions described in, this Agreement;

(d)    not directly or indirectly object to, delay, impede or take any other action to materially interfere with acceptance, confirmation, consummation or implementation of the Restructuring or the Plan;

(e)    not directly or indirectly seek, solicit, encourage, formulate, consent to, propose, file, support, negotiate, participate in, or vote for any restructuring, workout, plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, or sale of assets of or in respect of the Company other than the Plan, or encourage or cause any party to do any of the foregoing;

(f)    not directly or indirectly take an action to direct the indenture trustees under the Second Lien Notes or any of the Unsecured Senior Notes (each, an “Agent”), to undertake any action that a member of the Noteholder Co-Proponents is otherwise prohibited from undertaking pursuant to Sections 4.01(c) , (d) or (e) hereof; provided, however, that to the extent a member of the Noteholder Co-Proponents chooses to direct an Agent to not undertake an action that a member of the Noteholder Co-Proponents is otherwise prohibited from undertaking pursuant to Sections 4.01(c), (d) or (e) hereof, such direction shall not be construed in any way as requiring any Noteholder Co-Proponent to provide an indemnity to the applicable Agent, or to incur or potentially incur any other liability in connection with such direction; and

(g)    take any and all commercially reasonably necessary actions in furtherance of the Restructuring and the transactions contemplated under the Restructuring Term Sheet, the Plan and the Plan Documents, including, but not limited to, participating in the Backstop Commitment Agreement and Private Placement Agreement in accordance with the terms thereof.

4.02.    Certain Conditions. The continuing obligations of each member of the Noteholder Co-Proponents, as set forth in Section 4.01 hereof, following the occurrence of the PSA Effective Date (as defined below), are subject to the following conditions:

(a)    each substantive document in connection with the Restructuring including, without limitation, the Plan Documents (but excluding documents related to the Bonding Solution), shall be in form and substance acceptable or reasonably acceptable, as the case may be, to the Requisite Members of the Noteholder Steering Committee or the individual members of the Noteholder Steering Committee as set forth in the Restructuring Term Sheet, provided, that the Noteholder Co-Proponents acknowledge that the terms of the Replacement Secured First Lien Term Loan shall be acceptable if such terms are consistent with Exhibit 1 to the Restructuring Term Sheet;

(b)    any material claim settlement, including but not limited to, any settlement related to the MEPP Claim above the amounts held in reserve by the Debtors for such MEPP Claim, shall be subject to the approval of the Requisite Members of the Noteholder Steering Committee, not to be unreasonably withheld, conditioned or delayed;

(c)    the material terms of the Restructuring, the Private Placement Agreement and the Backstop Commitment Agreement, shall not have been amended, modified or supplemented without the requisite approval required under the terms of Exhibit 8 to the Restructuring Term Sheet;

(d)    the Debtors shall have otherwise complied with the terms of the Restructuring Term Sheet, the Private Placement Agreement, the Backstop Commitment Agreement and this Agreement; and

(e)    this Agreement shall have not been terminated in accordance with the terms hereof.

For the avoidance of doubt, the Plan and any exhibits, supplements, appendices, etc. thereto may not be modified in any way that adversely affects the distributions, recovery, treatment, classification or other rights or entitlements of the Noteholder Co-Proponents (either as a group or individually) without the consent of the Requisite Members of the Noteholder Steering Committee or the affected member of the Noteholders Steering Committee, as required under Exhibit 8 to the Restructuring Term Sheet.

4.03.    Effect of Termination. Notwithstanding any termination of this Agreement (except for any termination of this Agreement with the express consent of, or a termination by, the Noteholder Steering Committee (pursuant to Exhibit 8 to the Restructuring Term Sheet)), and further notwithstanding anything to the contrary herein:

(a)    the obligations of each member of the Noteholder Co-Proponents to every other member of the Noteholder Co-Proponents pursuant to Sections 4.01(c), 4.01(d) and 4.01(f) above (Sections 4.01(c), (d), and (f), collectively, the “Surviving Obligations”) shall survive such termination, absent express termination of the Surviving Obligations by the Noteholder Steering Committee pursuant to Exhibit 8 to the Restructuring Term Sheet;

(b)    if any of the Noteholder Co-Proponents shall participate, with respect to the Debtors, in any subsequent rights offering of any securities as a backstop party and/or in any subsequent private placement of any securities as a private placement party, then each of the other members of the Noteholder Co-Proponents shall have the rights to participate, in each of their sole discretion, in such subsequent rights offering and/or private placement on identical terms as the original participating member of the Noteholder Co-Proponents, in accordance with the Pro Rata Split, on a pro rata basis based upon the Initial Parties’ holdings as set forth on the Initial Private Placement Schedule or the Initial Backstop Commitment Schedule, as applicable;

(c)    each of the Noteholder Co-Proponents shall not directly or indirectly seek, solicit, encourage, formulate, consent to, propose, file, support negotiate, participate in, or vote for any restructuring, workout, plan of reorganization or liquidation, proposal offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, or sale of assets of or in respect of the Company that disproportionately adversely affects any member of the Noteholder Co-Proponents with respect to the treatment of such member’s claims or recovery associated therewith, so long as such claims or recovery arise from or relate to the same debt issuance, security, or other instrument issued by the Debtors, or encourage or cause any party to do any of the foregoing;

(d)    for the avoidance of doubt, this Section 4.03 shall not, and shall not be deemed to, give any party other than a member of the Noteholder Co-Proponents any rights, remedies, or obligations against any member of the Noteholder Co-Proponents, and no other person or entity shall be a third party beneficiary of this Section 4.03;

(e)    for the avoidance of doubt, this Section 4.03 shall not apply in the event of any termination of this Agreement with the express consent of, or a termination by, the Noteholder Steering Committee (pursuant to Exhibit 8 to the Restructuring Term Sheet) and in such case this Agreement, including the obligations set forth in this Section 4.03, and the Restructuring Term Sheet shall terminate;

(f)    nothing contained in this Agreement, including this Section 4.03, shall prohibit any member of the Noteholder Co-Proponents from directly or indirectly seeking, soliciting, or encouraging other parties in interest in these Chapter 11 Cases to join this Agreement pursuant to the terms hereof, or to propose modifications or amendments to this

Agreement, the Plan, the Backstop Commitment Agreement or the Private Placement Agreement pursuant to the applicable modification provisions contained in each respective document;

(g)    notwithstanding anything to the contrary in this Section 4.03, a member of the Ad Hoc Unsecured Noteholders Group will not be bound by the terms of this Section 4.03 so long as the member, during the Survival Period (as defined below), pursues and supports an agreement or order that provides (i) for the payment in full in cash of the Second Lien Notes Claims (including, without limitation, the payment of all post-petition interest at the default rate) (such agreement or order, a “Post-Termination Agreement,” (as applicable) ), and (ii) the Unsecured Senior Notes Claims held by all Ad Hoc Secured Committee Members (as set forth in the Initial Private Placement Schedule or the Initial Backstop Commitment Schedule) are treated in all respects in the identical manner as Unsecured Senior Notes Claims held by members of the Ad Hoc Unsecured Noteholders Group, including, without limitation, any and all rights to participate, in each of the Ad Hoc Secured Committee Members’ sole discretion, in any subsequent rights offering and/or private placement on identical terms and in an identical capacity and manner as Unsecured Senior Notes Claims held by members of the Ad Hoc Unsecured Noteholders Group, on a pro rata basis based upon the Initial Parties’ holdings as set forth on the Initial Private Placement Schedule or the Initial Backstop Commitment Schedule, as applicable. To the extent a member of the Ad Hoc Unsecured Noteholders Group pursues such Post-Termination Agreement and related transactions that include the terms and conditions set forth in this paragraph, such member is required (x) to take all actions necessary to support, participate in, and/or vote for such Post-Termination Agreement, (y) not to take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval and consummation of the transactions described in such Post-Termination Agreement, and (z) not directly or indirectly object to, delay, impede or take any other action to materially interfere with acceptance, consummation or implementation of the Post-Termination Agreement;

(h)    this Section 4.03 shall only survive termination of this Agreement for a period of sixty (60) calendar days following such termination, but in no event later than June 14, 2017 (such period, the “Survival Period”);

(i)    any amendment, waiver, or termination of this Section 4.03 shall be subject to the express consent of the Noteholder Steering Committee pursuant to Exhibit 8 to the Restructuring Term Sheet; provided, however, the amendment or waiver of Sections 4.03 (h) or (i) will require the consent of each member of the Noteholder Steering Committee; and

(j)    this Section 4.03 shall be binding and enforceable solely with respect to the Noteholder Co-Proponents and may be amended, waived or terminated by the Noteholder Co-Proponents. The Debtors and the First Lien Lender Co-Proponents have not agreed to, and will not be bound by, this Section 4.03, nor shall it in any way impact the Debtors’ or the First Lien Lender Co-Proponents’ ability to enforce the other provisions of this Agreement.

Section 5.    Additional Supporting Parties’ Commitments.

5.01.    Agreement to Support the Restructuring and Vote on the Plan. Subject to the conditions contained in Section 5.02 hereof and as long as this Agreement has not been terminated pursuant to the terms hereof, each Additional Supporting Party agrees that it shall:

(a)    subject to the receipt by such Additional Supporting Party of the Disclosure Statement and other Solicitation Materials that are subsequently approved by the Bankruptcy Court as complying with section 1126(b) of the Bankruptcy Code, to the extent solicited, timely vote or cause or direct to be voted all of its Claims (as defined in the Bankruptcy Code) in favor of the Plan by delivering its duly executed and completed ballot or ballots accepting such Plan on a timely basis following the commencement of the solicitation;

(b)    subject to the receipt by such Additional Supporting Party of the Disclosure Statement and other Solicitation Materials that are subsequently approved by the Bankruptcy Court as complying with section 1126(b) of the Bankruptcy Code, not change or withdraw (or cause or direct to be changed or withdrawn) such vote, provided that upon any termination of this Agreement in accordance with Section 12 hereof, each Additional Supporting Party may, upon written notice to the Company and the other Parties, revoke its vote or any consents given by such Party prior to such termination, whereupon any such vote or consent shall automatically be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement and such consents or ballots may be changed or resubmitted regardless of whether the applicable voting deadline has passed (without the need to seek a court order or consent from the Company allowing such change or resubmission);

(c)    not take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval and consummation of the transactions described in, this Agreement;

(d)    not directly or indirectly object to, delay, impede or take any other action to materially interfere with acceptance, confirmation, consummation or implementation of the Restructuring or the Plan;

(e)    not directly or indirectly seek, solicit, encourage, formulate, consent to, propose, file, support, negotiate, participate in, or vote for any restructuring, workout, plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, or sale of assets of or in respect of the Company other than the Plan, or encourage or cause any party to do any of the foregoing;

(f)    not directly or indirectly take an action to direct an Agent to undertake any action that an Additional Supporting Party, as the case may be, is otherwise prohibited from undertaking pursuant to Sections 5.01(c), (d) or (e) hereof; provided, however, that to the extent an Additional Supporting Party chooses to direct an Agent to not undertake an action that an Additional Supporting Party is otherwise prohibited from undertaking pursuant to Sections 5.01(c), (d) or (e) hereof, such direction shall not be construed in any way as requiring any Additional Supporting Party to provide an indemnity to the applicable Agent, or to incur or potentially incur any other liability in connection with such direction; and

(g)    take any and all reasonably necessary or appropriate actions in furtherance of the Restructuring and the transactions contemplated under the Restructuring Term Sheet, the Plan and the Plan Documents, including, but not limited to, required participation in the Backstop Commitment Agreement and Private Placement Agreement in accordance with the terms thereof.

5.02.    Certain Conditions. The continuing obligations of each Additional Supporting Party set forth in Section 5.01 hereof, following the occurrence of the PSA Effective Date (as defined below), are subject to the following conditions:

(a)    the material terms of the Restructuring Term Sheet, the Backstop Commitment Agreement and the Private Placement Agreement shall not have been materially altered, amended or modified without the requisite approval required under the terms of Exhibit 8 to the Restructuring Term Sheet; and

(b)    this Agreement shall have not been terminated in accordance with the terms hereof.

Notwithstanding the foregoing, for the avoidance of doubt, the Additional Supporting Parties shall not have any consent or consultation rights with respect to any of the Plan Documents, except as otherwise set forth on Exhibit 8 to the Restructuring Term Sheet.

Section 6.    Debtors’ Commitments.

6.01.    Debtors’ Commitments. Subject to the approval of the Bankruptcy Court and the Debtors’ fiduciary duties as set forth in Section 15.01 hereof and for so long as this Agreement has not been terminated in accordance with the terms hereof, the Debtors shall:

(a)    operate their businesses in the ordinary course, including, but not limited to, maintaining their accounting methods, using their commercially reasonable efforts to preserve their assets and their business relationships, continuing to operate their billing and collection procedures, and maintaining their business records in accordance with their past practices, provided, however, that the foregoing obligations shall be satisfied in a manner consistent with the terms of the Interim Operating Covenant, as set forth in Exhibit 5 to the Restructuring Term Sheet;

(b)    prepare the Plan Documents and any related documents, and distribute the applicable documents, each as set forth in Sections 3.02 and 4.02 herein, concurrently to the Initial Supporting Parties and their respective legal advisors thereof, as soon as reasonably practicable, but in no event less than at least two (2) calendar days before the date when the Debtors intend to file such document (and, if not reasonably practicable, as soon as reasonably practicable before filing) and afford reasonable opportunity to provide prompt comment and review to the respective legal and financial advisors for the Initial Supporting Parties in advance of any filing thereof provided the Debtors will provide advance draft copies of all Plan Documents to be filed with the Bankruptcy Court to the legal advisors of the Initial Supporting Parties no less than three (3) business days prior to filing such Plan Documents;

(c)    support and complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet, the Plan and the Plan Documents within the applicable timeframes provided therefor in this Agreement;

(d)    take any necessary actions in furtherance of the Restructuring and the transactions contemplated under the Restructuring Term Sheet, the Plan and the Plan Documents, including, without limitation, taking any actions necessary to consummate the Restructuring in any applicable jurisdictions other than the United States;

(e)    take no actions and not encourage any other person to take any actions, inconsistent with this Agreement or the Restructuring Term Sheet, or that would, or would reasonably be executed to, directly or indirectly, delay or impede the solicitation, confirmation or consummation of the Plan, including the soliciting or causing or allowing any of their agents or representatives to solicit any agreements relating to any chapter 11 plan or restructuring transaction other than the Plan (an “Alternative Transaction”); provided, however, that the Debtors’ solicitation of interest in, and the negotiation of one or more agreements relating to, a sale of non-Debtor affiliates’ assets in the ordinary course of business and consistent with past practice and/or negotiation and consummation of amendments or a restructuring of indebtedness owed by non-Debtor affiliates, in each case, shall not itself constitute an Alternative Transaction;

(f)    timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; (ii) dismissing the Chapter 11 Cases; (iii) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization; (iv) directing the appointment of a trustee pursuant to section 1104 of the Bankruptcy Code; (v) directing the appointment of an examiner pursuant to section 1104 of the Bankruptcy Code; (vi) seeking an appointment of any additional official committees of creditors, equity holders or other purported parties in interest under section 1102 of the Bankruptcy Code; or (vii) granting any relief inconsistent with this Agreement and the Plan Documents; and

(g)    take no actions to propose or otherwise consent to the entry of any order modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable, that is not acceptable to the Requisite Creditor Parties;

(h)    take no actions that would violate the Interim Operating Covenant, as set forth in Exhibit 5 to the Restructuring Term Sheet (the “Interim Operating Covenant”);

(i)    take no actions to sell, abandon, or otherwise dispose of any material assets of the Debtors and their non-Debtor affiliates, except as provided in the Interim Operating Covenant, without the prior written consent of the Requisite Creditor Parties; and

(j)    if the Debtors know of a breach by any Debtor in any respect of the obligations, representations, warranties or covenants of the Debtors set forth in this Agreement, furnish prompt written notice (and in any event within three (3) business days of such actual knowledge) to the Supporting Creditor Parties.

6.02.    Non-Solicitation Provision. From and after the PSA Effective Date (the “Non-Solicitation Period”), the Debtors will not, and will not permit their subsidiaries or affiliates or any of their respective officers, directors, agents or representatives to initiate contact with, or solicit any inquiries, proposals or offers by any party (other than the Creditor Co-Proponents) with respect to an alternative restructuring; provided, however, that the Debtors, their subsidiaries, their affiliates or any of their respective officers, directors, agents or representatives may review and consider any inquiries, proposals or offers received from any party (so long as such proposal was not obtained, pursued, facilitated or solicited by the Debtors or their subsidiaries, affiliates or their respective officers, directors, agents or representatives as described herein) with respect to an alternative restructuring. To the extent the Debtors, their affiliates, their subsidiaries or any of their respective officers, directors, agents or representatives receive any inquiry, proposal or offer with respect to an alternative restructuring during the Non-Solicitation Period, the Debtors shall or shall cause their affiliates, subsidiaries or respective officers, directors, agents or representatives to, provide the Creditor Co-Proponents (subject to mutually agreed terms of confidentiality) and their counsel with a copy of and/or any details regarding such proposal within three (3) days of receiving such inquiry, proposal or offer.

Section 7.    Right to Appear and Participate. Nothing in Sections 3.01, 4.01 and 5.01 hereof shall be deemed to limit any of the following rights of any Party, to the extent consistent with this Agreement and the Restructuring Term Sheet:

(a)    to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance or participation and the positions advocated in connection therewith, including positions with respect to the CNTA Dispute, are not inconsistent with this Agreement, the Restructuring Term Sheet, or the terms of the Plan or the Plan Documents, and, other than as a result of actions or omissions any such Party takes or does not take in good faith to enforce its rights under this Agreement, the Restructuring Term Sheet, or the terms of the Plan or the Plan Documents, do not hinder, delay or prevent consummation of the Plan or the Plan Documents;

(b)    to purchase, sell or enter into any transactions in connection with the Claims or any other claims against or interests in the Debtors, subject to the terms of Section 8 hereof; or

(c)    to enforce all rights under any applicable credit agreement, indenture or other loan document in existence as of the date hereof or under any applicable law.

Section 8.    Transfer of Claims.

(a)    Except as expressly provided herein, this Agreement shall not in any way restrict the right or ability of any Party to sell, use, assign, transfer, grant any participation or other beneficial interest in, or otherwise dispose of (“Transfer”) any claims as such term is defined in section 101(5) of the Bankruptcy Code (each a “Claim” and, collectively, the “Claims”); provided, however, that, for the period commencing as of the PSA Effective Date (as defined below) until the termination of this Agreement pursuant to the terms hereof, each Party agrees, solely with respect to itself, that it shall not Transfer any Claims, and any purported Transfer of Claims shall be null and void ab initio, unless (i) the transferee is a Party, or (ii) if the transferee is not a Party, such transferee delivers to the Company (in any manner permitted by Section 15.14 hereof) within three (3) business days of the Transfer an executed joinder to this Agreement in the form attached hereto as Exhibit 2 (a “Joinder Agreement”) pursuant to which such transferee shall have assumed all obligations of the Party transferring such Claims and shall become a Party to this Agreement, provided, further that this provision shall not apply to a disposition in connection with a pledge or grant of a security interest in any Claim made in good faith by a Party in connection with any financing if such pledge agrees to vote the Claims in favor of the Plan, provided, further, that, if the transferor of the Claims is a Creditor Co-Proponent, the transferee of such Claims (or any subsequent transferee) shall not become or be deemed to become a Creditor Co-Proponent, and shall not undertake the commitments of the Creditor Co-Proponents under the Private Placement Agreement or the Backstop Commitment Agreement, but such transferee of such Claims shall become a Party to this Agreement as an Additional Supporting Creditor Party hereto. The failure by a Party to comply with the Transfer procedure described in the first proviso of the immediately preceding sentence (resulting in such Transfer becoming null and void ab initio) shall not constitute a material breach for purposes of Section 12.02(h) hereof.

For the avoidance of doubt, to the extent not already a Party to this Agreement, a transferee of Claims under this Agreement shall become a Party to this Agreement with respect to any and all Claims owned by such Party, and any and all such Claims owned by such transferee party shall automatically and immediately upon joinder of such transferee party to this Agreement be deemed subject to all of the terms of this Agreement. This Agreement shall in no way be construed to preclude any Party from acquiring additional Claims; provided, however, that any such additional Claims acquired by a Party shall automatically and immediately upon acquisition by such Party be deemed subject to all of the terms of this Agreement, whether or not notice of such acquisition is given to the Company, and that, so long as this Agreement has not been terminated, such Party shall vote (or cause to be voted) any such additional Claims in favor of the Plan in accordance and consistent with Sections 3.01(a), 4.01(a) and 5.01(a) hereof, as applicable, provided, further, that any and all Claims acquired by any member of the Noteholder Co-Proponents shall not be acquired in such party’s capacity as an “Initial Party” (as defined in the Restructuring Term Sheet), but shall be acquired in such party’s capacity as a “Phase Two Private Placement Party,” “Additional Private Placement Party,” “Phase Two Backstop Party,” or “Additional Backstop Party,” each as defined in the Restructuring Term Sheet, as applicable, provided, further, that in no event shall any such Transfer relieve a Party hereto from liability for its breach or non-performance of its obligations hereunder prior to the date of delivery of such Joinder Agreement.

(b)    Notwithstanding Section 8(a): (A) a Party may settle or deliver any Claims to settle pursuant to an agreement to Transfer such Claim entered into by such Party prior to the date of this Agreement pending as of the date of such Party’s entry into this Agreement without the requirement that the transferee be or become a Party or execute a

Joinder Agreement (subject to compliance with applicable securities laws and it being understood that any Claims acquired and held (i.e., not as part of a short transaction) shall be subject to the terms of this Agreement); (B) a Party may Transfer its Claims to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker become a Party; provided that any subsequent Transfer by such Qualified Marketmaker of the right, title or interest in such Claims is to a transferee that is or becomes a Party at the time of such transfer; and (C) to the extent that a Party is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title or interest in Claims that the Qualified Marketmaker acquires from a lender who is not a Party without the requirement that the transferee be or become a Party or execute a Joinder Agreement.

For these purposes, a “Qualified Marketmaker” means an entity that (x) holds itself out to the public or applicable private markets as standing ready in the ordinary course of its business to purchase from customers and sell to customers Claims against the Company (including debt securities or other debt) or enter with customers into long and short positions in Claims against the Company (including debt securities or other debt), in its capacity as a dealer or market maker in such Claims against the Company, and (y) is in fact regularly in the business of making a market in Claims against issuers or borrowers (including debt securities or other debt).

Section 9.    Mutual Representations, Warranties, and Covenants. Each of the Parties individually represents, warrants, and covenants to each other Party, as of the date of this Agreement (or, with respect to a transferee, the date of such Transfer), as follows (each of which is a continuing representation, warranty, and covenant):

9.01.    Existence; Enforceability. It is validly existing and in good standing under the laws of the state of its organization, and this Agreement is the legally valid and binding obligation of such Party (as to the Debtors, subject to the approval of the Bankruptcy Court), enforceable against it in accordance with its terms.

9.02.    No Violation. The execution, delivery and performance by such Party of this Agreement does not and shall not (i) violate (a) any provision of law, rule or regulation applicable to it or any of its subsidiaries, as applicable, or (b) its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, as applicable, or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material contractual obligation to which it or any of its subsidiaries, as applicable, is a party.

9.03.    No Consent or Approval. Except as expressly provided in this Agreement, and except for approval by the Bankruptcy Court with respect to the Debtors, no consent or approval is required by any other person or entity in order for it to carry out the transactions contemplated by, and perform the respective obligations under, this Agreement.

9.04.    Power and Authority. It has all requisite corporate, partnership, limited liability company or similar authority to execute this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder, and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company or other similar action on its part (as to the Debtors, subject to the approval of the Bankruptcy Court).

9.05.    Supporting Creditor Parties’ Representations. Each Supporting Creditor Party individually represents, warrants, and covenants to each other Party that the following statements are true, correct, and complete as of the date of this Agreement (or, with respect to a transferee, the date of such Transfer) (each of which is a continuing representation, warranty, and covenant):

(a)    it (i) is either (A) the sole beneficial owner of or has binding commitments to purchase the aggregate principal amount of Claims set forth below its signature hereto, or (B) subject to Section 15.17 below, has sole investment or voting discretion with respect to the principal amount of Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement (subject, in the case of participations, to contrary directions to vote that may be received by the nominal owner(s) from other participation counterparties); (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such Claims and to dispose of, exchange, assign, and transfer such Claims; and (iii) holds no other Claims;

(b)    other than pursuant to this Agreement, and subject to Section 15.17 below, its Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind that would adversely affect in any way such Supporting Creditor Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(c)    it (i) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Debtors that it considers sufficient and reasonable for purposes of entering into this Agreement and (ii) is an “accredited investor” (as defined by Rule 501 of the Securities Act of 1933, as amended); and

(d)    it has made no prior assignment, sale, participation, grant, conveyance, pledge, or other Transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey, pledge, or otherwise Transfer, in whole or in part, any portion of its right, title, or interests in any of the Claims that are inconsistent or conflict with representations and warranties of such Supporting Creditor Party herein or that would render it otherwise unable to comply with this Agreement and perform its obligations hereunder, either generally or with respect to any specific Claims.

Section 10.    No Waiver of Participation and Reservation of Rights and Ratification of Liability. This Agreement and the Restructuring Term Sheet evidence a proposed settlement of disputes, including, among other disputes, the CNTA Dispute, among the Parties. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right or ability of each of the Parties to protect and preserve its rights, remedies and interests. Without limiting the foregoing sentence in any way, if the transactions contemplated by this Agreement or otherwise set forth in the Plan are not consummated, or if this Agreement is terminated for any reason, each of the Parties fully reserves any and all of its rights, remedies, and interests. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement, the Restructuring Term Sheet and all negotiations relating hereto shall not be admissible into evidence in any action, case, or proceeding other than an action, case or proceeding to enforce the terms of the foregoing agreements.

Section 11.    Effectiveness. This Agreement shall become effective and enforceable (a) with respect to the Creditor Co-Proponents, upon the date of execution by each of the Creditor Co-Proponents; (b) with respect to the Debtors, on the date the Bankruptcy Court authorizes the Debtors to enter into this Agreement and (c) with respect to any other Party (the date of execution or joinder by such Party to this Agreement) (such date, the “PSA Effective Date”). Upon the PSA Effective Date, the Restructuring Term Sheet shall be deemed effective for the purposes of this Agreement and thereafter the terms and conditions therein may only be amended, modified, waived or otherwise supplemented as set forth in Section 12 hereof.

Section 12.    Termination Events.

12.01.    Debtors’ Termination Events. This Agreement may be terminated by the Debtors, in their sole discretion, following the occurrence of any of the following events (each, a “Debtor Termination Event”):

(a)    if holders of two-thirds (2/3) in amount of each of (i) the Second Lien Notes Claims and (ii) the Unsecured Senior Notes Claims have not joined this Agreement prior to the date on which the PPA and BCA Approval Order is entered (the “PSA Termination Condition”); provided, however, the Debtors may waive the PSA Termination Condition in their sole discretion, but may only exercise the PSA Termination Condition (or waive such condition) prior to entry of the PPA and BCA Approval Order, provided, further, however that the timely and valid exercise of the PSA Termination Condition shall relieve the Debtors from any obligation to pay the Breakup Payments or Expense Reimbursement or any other obligations under the Backstop Commitment Agreement or the Private Placement Agreement;

(b)    the determination by any of the Company’s boards of directors or members, as applicable, in good faith, based on the advice of its outside counsel, that (i) proceeding with the transactions contemplated by this Agreement would be inconsistent with the continued exercise of its fiduciary duties, or (ii) having received a proposal or offer for an Alternative Transaction, that such Alternative Transaction is likely to be more favorable than the Plan and that continued support of the Plan pursuant to this Agreement would be inconsistent with its fiduciary obligations;

(c)    the appointment in the Chapter 11 Cases of a trustee or receiver, the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or the dismissal of the Chapter 11 Cases by order of the Bankruptcy Court, provided, however, that the occurrence of any of the foregoing as to the Gold Field Debtors shall not cause a Termination Event;

(d)    following the delivery of written notice thereof by the Debtors, the occurrence of a material breach by any of the Parties of any of its obligations, representations, warranties, covenants or commitments set forth in this Agreement that adversely and materially affects the Debtors’ rights under this Agreement and is either unable to be cured or is not cured within five (5) business days following the delivery of such notice;

(e)    the entry by the Bankruptcy Court of an order terminating the Debtors’ exclusive right to file a plan of reorganization pursuant to section 1121 of the Bankruptcy Code;

(f)    either the order approving the Disclosure Statement or the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered or is materially modified or materially amended after entry in a manner that is not reasonably acceptable to the Debtors; or

(g)    the issuance by any governmental authority, including but not limited to the Bankruptcy Court, any regulatory authority (local, state, federal or otherwise), or any other court of competent jurisdiction (state or federal), of any ruling, order or any other document or official record (i) denying approval of any material term or condition of the Plan, the Plan Documents, or the Restructuring, (ii) enjoining the substantial consummation of the Restructuring, (iii) making illegal or otherwise restricting, preventing, or prohibiting the Restructuring or (iv) otherwise substantially impeding or rendering impossible or impracticable the substantial consummation of the Restructuring; provided, however, that the Debtors shall have five (5) business days following the issuance of any such ruling or order to obtain relief that would allow consummation of the Restructuring in a manner that does not prevent or diminish compliance with the terms of the Plan Documents and this Agreement.

12.02.    Creditor Co-Proponents’ Termination Events. This Agreement may be terminated by the Requisite First Lien Lender Co-Proponents or the Requisite Members of the Noteholder Steering Committee upon two (2) business days prior written notice delivered to the other Parties upon the occurrence of any of the following events (each a “Termination Event”):

(a)    any Debtor accepts an Alternative Transaction, including, but not limited to filing with the Bankruptcy Court, or publically announcing that it will file with the Bankruptcy Court, any plan of reorganization or liquidation other than the Plan;

(b)    the Debtors deliver a Debtor Fiduciary Notice (as defined below) to the Creditor Co-Proponents;

(c)    the appointment in the Chapter 11 Cases of a trustee or receiver, the conversion of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or the dismissal of the Chapter 11 Cases by order of the Bankruptcy Court, provided, however, that the occurrence of any of the foregoing as to the Gold Field Debtors shall not cause a Termination Event;

(d)    the failure of the Debtors to have filed (i) the Plan, (ii) the Disclosure Statement, (iii) a motion seeking approval of the Disclosure Statement and procedures for the solicitation of the Plan, and (iv) a motion seeking approval of the Backstop Commitment Agreement and the Private Placement Agreement by no later than December 22, 2016;

(e)    the failure of the Debtors to have filed a motion to approve a commitment letter or an engagement letter with the Lead Arrangers pursuant to which the Lead Arrangers shall have provided commitments for the full amount of the Exit Facility or agreed to use commercially reasonable efforts to arrange for commitments for the full amount of the Exit Facility by January 11, 2017;

(f)    the failure of an order to have been entered by the Bankruptcy Court approving the Disclosure Statement and the commencement of solicitation for the Plan shall have been entered by January 31, 2017;

(g)    failure of the Confirmation Hearing to have commenced by no later than five (5) days after the date scheduled by the Bankruptcy Court in the Disclosure Statement Order for the Confirmation Hearing to occur;

(h)    the failure of the Plan Effective Date to have occurred by April 15, 2017;

(i)    following the delivery of written notice thereof by a non-breaching Party, the occurrence of a material breach by any of the Parties of any of its obligations, representations, warranties, covenants or commitments set forth in this Agreement that is either unable to be cured or is not cured within five (5) business days following the delivery of such notice;

(j)    the entry by the Bankruptcy Court of an order (i) terminating the Debtors’ exclusive right to file a plan of reorganization pursuant to section 1121 of the Bankruptcy Code or (ii) invalidating, disallowing, subordinating, or limiting the enforceability, priority or validity of the Claims of any of the Creditor Co-Proponents;

(k)    any Debtor (i) amending, modifying, or filing a pleading with the Bankruptcy Court seeking authority to, or with the effect of, amending or modifying the Plan Documents, in a manner that is inconsistent with this Agreement and the exhibits hereto, or which is otherwise in a form or substance not reasonably satisfactory to the Requisite Creditor Parties, or (ii) publicly announcing, disclosing, or otherwise publicizing its intention to take any such acts, whether independently or in conjunction with another party;

(l)    any Debtor files with the Bankruptcy Court any motion or application seeking authority to use, sell, abandon or otherwise dispose of any assets, except as provided in the Interim Operating Covenant without the prior written consent of the Requisite Creditor Parties;

(m)    either the order approving the Disclosure Statement or the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered or is materially modified or materially amended after entry in a manner that is not reasonably acceptable to the Debtors and the Requisite Creditor Parties; or

(n)    the issuance by any governmental authority, including but not limited to the Bankruptcy Court, any regulatory authority (local, state, federal or otherwise), or any other court of competent jurisdiction (state or federal), of any ruling, order or any other document or official record (i) denying approval of any material term or condition of the Plan, the Plan Documents, or the Restructuring, (ii) enjoining the substantial consummation of the Restructuring, (iii) making illegal or otherwise restricting, preventing, or prohibiting the Restructuring or (iv) otherwise substantially impeding or rendering impossible or impracticable the substantial consummation of the Restructuring; provided, however, that the Debtors shall have five (5) business days following the issuance of any such ruling or order to obtain relief that would allow consummation of the Restructuring in a manner that does not prevent or diminish compliance with the terms of the Plan Documents and this Agreement.

12.03.    Noteholder Co-Proponents’ Termination Events. This Agreement may be terminated by the Noteholder Steering Committee upon the occurrence of any of the following events (each, a “Termination Event”):

(a)    the failure of an order to have been entered by the Bankruptcy Court approving the Private Placement Agreement and the Backstop Commitment Agreement (including approval of the fees set forth therein in connection with the Private Placement Agreement and the Backstop Commitment Agreement as allowed administrative expense claims under section 503(b) of the Bankruptcy Code) by January 31, 2017;

(b)    any of the orders approving the Backstop Commitment Agreement or the Private Placement Agreement is reversed, stayed, dismissed, vacated, reconsidered or is materially modified or materially amended after entry in a manner that is not reasonably acceptable to the Requisite Consenting Noteholders; or

(c)    the termination of the Backstop Commitment Agreement or the Private Placement Agreement pursuant to their respective terms.

12.04.    Second Lien Noteholders’ Termination Event. In the event the acknowledgment set forth in Section 3.03 of this Agreement by Citibank, N.A. in its capacity as the First Lien Agent ceases to be in effect, any holder of Second Lien Notes may withdraw from and no longer remain bound by this Agreement within five (5) business days after receiving written notice of such event, it being understood that the Agreement shall remain binding among the remaining Parties; provided, however, the Ad Hoc Secured Committee Members may not utilize this termination event if the Plan provides for unconditional payment in full in cash or unimpairment of claims arising under the First Lien Credit Agreement.

12.05.    Citibank Termination Event. The First Lien Agent may withdraw from and no longer remain bound by this Agreement, it being understood that the Agreement shall remain binding among the remaining Parties, in the event that the First Lien Agent determines, in its sole discretion, that it is subject to the direction from the “Required Lenders,” as such term is defined in the First Lien Credit Agreement, requiring it to act in a manner inconsistent with its obligations under this Agreement.

12.06.    Mutual Termination. This Agreement may be terminated by the mutual consent of the Debtors, the Requisite First Lien Lender Co-Proponents and the Noteholder Steering Committee.

12.07.    Automatic Termination Event. In the event the Backstop Commitment Agreement or the Private Placement Agreement is terminated pursuant to its terms, this Agreement shall be automatically terminated notwithstanding Section 12.08 hereof.

12.08.    Outside Date Termination. Any individual Creditor Co-Proponent shall have the right to terminate this Agreement, as to itself only, if the effective date of the Plan shall not have occurred by June 14, 2017. In the event a Creditor Co-Proponent terminates pursuant to this Section 12.08, such termination shall be effective as to such Creditor Co-Proponent only and shall not affect any rights or obligations of any other party to this Agreement.

12.09.    No Party may validly terminate this Agreement based upon its failure to perform or comply in any material respect with the terms and conditions of this Agreement or any of the Plan Documents, to the extent such Plan Document is effective, with such failure to perform or comply causing, or resulting in, the occurrence of one or more Termination Events specified herein. Nothing in this Section 12 shall relieve any Party of liability for any breach or non-performance of this Agreement occurring prior to the Termination Date.

12.10.    Effect of Termination Date.

(a)    Within three (3) days following the delivery of a termination notice pursuant to Sections 12.02 or 12.03 hereof, each of the Debtors and the Requisite Creditor Parties may waive, in writing, the occurrence of the Termination Event identified in the termination notice. Absent such waiver, this Agreement shall be terminated on the fourth (4th ) day following delivery of the termination notice pursuant to Sections 12.02 or 12.03 hereof (such date, the “Termination Date”). On the Termination Date, the provisions of this Agreement and the Restructuring Term Sheet shall terminate, except as otherwise provided in this Agreement.

(b)    For the avoidance of doubt, each of the Parties hereby waives any requirement under section 362 of the Bankruptcy Code to lift the automatic stay thereunder for purposes of providing notice under this Agreement (and agrees not to object to any non-breaching Party seeking, if necessary, to lift such automatic stay in connection with the provision of any such notice); provided, however, that nothing in this paragraph shall prejudice any Party’s rights to argue that the termination was not proper under the terms of this Agreement.

12.11.    Termination Upon Effective Date. This Agreement shall terminate automatically without further required action or notice upon the Effective Date.

Section 13.    Cooperation and Support. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Restructuring. Furthermore, subject to the terms of this Agreement, each of the Parties shall execute and deliver any other agreements or instruments, seek regulatory approvals and take other similar actions outside of the Chapter 11 Cases as may be reasonably appropriate or necessary, from time to time, to carry out the purposes and intent of this Agreement or to effectuate the solicitation of the Plan, the Plan and/or the Restructuring, as applicable, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

Section 14.    Amendments. Any amendment to this Agreement and any exhibits attached hereto, may only be modified, amended or supplemented pursuant to the following conditions:

14.01.    Debtors. Except with respect to Section 4.03 hereof, the Debtors’ written approval (including via email) is required for the effectiveness of any modification, amendment or supplement to this Agreement and any exhibit attached hereto, which approval shall not be unreasonably withheld, conditioned or delayed with respect to any of the foregoing that do not adversely affect the rights of the Debtors under this Agreement.

14.02.    First Lien Lender Co-Proponents. The Requisite First Lien Lender Co-Proponents’ written approval (including via email) is required for any modification, amendment or supplement to the following documents (but excluding documents related to the Bonding Solution): (i) the indenture for the New Second Lien Notes (if applicable), (ii) the Plan, (iii) the Disclosure Statement, (iv) the Disclosure Statement Order, (v) the Confirmation Order, (vi) the Restructuring Term Sheet (except with respect to written approval rights for Exhibits 3, 5 and 8 to the Restructuring Term Sheet) and (vii) this Agreement (except with respect to Section 4.03), in each case subject to Section 3.02 hereof, provided, however, that no such consents and approvals shall be required with respect to the indenture for the New Second Lien Notes and related documentation (if applicable), which indenture and related documentation shall be, as applicable, consistent with the terms set forth on Exhibit 2 to the Restructuring Term Sheet and otherwise in form and substance reasonably satisfactory to the Requisite First Lien Lender Co-Proponents.

14.03.    Noteholder Steering Committee. The Noteholder Steering Committee’s express written approval (including via email) is required for any modification, amendment or supplement to this Agreement, any exhibits attached hereto, and/or the Plan Documents in accordance with the terms of the Restructuring Term Sheet. The Restructuring Term Sheet and any Plan Documents may not be altered, amended or modified without the requisite approval required under the terms of Exhibit 8 to the Restructuring Term Sheet. The indenture for the New Second Lien Notes and related documentation (including, without limitation, the security and guaranty documentation and any intercreditor agreements) (if applicable) shall be consistent with the terms set forth on Exhibit 2 to the Restructuring Term Sheet and otherwise in form and substance reasonably satisfactory to the Requisite Members of the Noteholder Steering Committee.

Section 15.    Miscellaneous.

15.01.    Company Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company or its subsidiaries or affiliates or any of its or their respective directors, officers or members, as applicable (each in such person’s capacity as a director, officer or member), to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with, or cause such party to breach, such party’s fiduciary obligations under applicable law, subject to the Non-Solicitation Provision set forth in Section 6.02, provided, however, for the avoidance of doubt, (a) if the Debtors or the Company exercise the PSA Termination Condition, as set forth in Section 12.01(a) hereto, the Debtors shall be relieved of any obligation to pay the Breakup Payment and Expense Reimbursement and (b) if the Debtors or the Company exercise their right under this Section 15.01 after entry by the Bankruptcy Court of the PPA and BCA Approval Order, (x) the Breakup Payments and Expense Reimbursement shall be payable in accordance with the terms set forth in the Restructuring Term Sheet and (y) the Debtors shall provide notice of such decision to exercise their rights under this Section 15.01 to the Creditor Co-Proponents within one (1) business day (such notice, a “Debtor Fiduciary Duty Notice”).

15.02.    Complete Agreement. This Agreement, the Backstop Commitment Agreement, the Private Placement Agreement, together with all exhibits and schedules attached hereto and thereto, and any and all amendments or restatements of any of the foregoing, is the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, between the Parties with respect thereto. No claim of waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be made against any Party, except on the basis of a written instrument executed by or on behalf of such Party.

15.03.    Parties. This Agreement shall be binding upon, and inure to the benefit of, the Parties. No rights or obligations of any Party under this Agreement may be assigned or transferred to any other person or entity except as provided in Section 8 hereof. Subject to Section 13 hereof, nothing in this Agreement, express or implied, shall give to any person or entity, other than the Parties, any benefit or any legal or equitable right, remedy or claim under this Agreement. Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, if any Party executes and becomes bound by this Agreement solely as to a specific business unit, division or desk, no affiliate of such Party or other business unit, division or desk within any such Party (and no Claims held by such other business unit, division or desk) shall be subject to this Agreement unless they separately execute a Joinder Agreement.

15.04.    Headings. The headings of all sections of this Agreement are solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction or interpretation of any term or provision hereof.

15.05.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, to the extent possible, in the Bankruptcy Court, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court, (ii) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court and (iii) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any party hereto. Each Party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

15.06.    Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and a non-breaching Party may be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach, without necessity of proving the inadequacy of money damages as a remedy, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

15.07.    Execution of Agreement. This Agreement may be executed and delivered (by facsimile, by electronic mail in portable document format (.pdf) or otherwise) in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.08.    Interpretation. This Agreement is the product of negotiations between the Debtors and the Initial Supporting Parties, and, in the enforcement or interpretation hereof, is to be interpreted in a neutral manner to effect the intent of the Parties hereto, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

15.09.    Successors and Assigns; Severability. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives, other than a trustee or similar representative appointed in a bankruptcy case; provided that nothing contained in this Section 15.09 shall be deemed to permit sales, assignments, or other Transfers or other claims against or interests in the Company other than in accordance with this Agreement. The agreements, representations and obligations of the Supporting Creditor Parties under this Agreement are, in all respects, several and not joint. If any provision of this Agreement, or the application of any such provision to any person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

15.10.    Representation by Counsel. Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

15.11.    Survival. Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in this Section 15 and in Sections 10 and 16 hereof shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

15.12.    Independent Due Diligence and Decision-Making. Each Supporting Creditor Party hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.

15.13.    Relationship Among Parties. It is understood and agreed that no Supporting Creditor Party has any duty of trust or confidence in any form with any other Supporting Creditor Party, and, except as provided in this Agreement, there are no agreements, commitments or undertakings among or between them. The Parties further acknowledge that this Agreement does not constitute an agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any debt or equity securities of the Debtors and the Creditor Co-Proponents do not constitute a “group” within the meaning of Rule 13d-5 under the Securities and Exchange Act of 1934, as amended. In this regard, it is understood and agreed that any Creditor Co-Proponent may trade in the Claims or other debt or equity securities of the Company without the consent of the Company, as the case may be, or any other Creditor Co-Proponent, subject to applicable securities laws and the terms of this Agreement; provided, further, that no Creditor Co-Proponent shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between the Supporting Creditor Parties shall in any way affect or negate this understanding and agreement. Notwithstanding anything herein to the contrary, the duties and obligations of the Supporting Creditor Parties under this Agreement shall be several, not joint.

15.14.    Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

(a) if to the Debtors, to:

Peabody Energy Corporation

701 Market Street

St. Louis, MO 63101

Fax No. (314) 342-7597

Attention: A. Verona Dorch, Chief Legal Officer

Email: vdorch@peabodyenergy.com

with copies to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, OH 44114

Fax No. (216) 579-0212

Attention: Heather Lennox, Esq.

Email: hlennox@jonesday.com

and

Jones Day

77 West Wacker

Chicago, IL 60601

Fax No. (312) 782-8585

Attention: Edward B. Winslow, Esq.

Email: ebwinslow@jonesday.com

and

Armstrong Teasdale LLP

7700 Forsyth Boulevard

Suite 1800

St. Louis, MO 63105

Fax No. (314) 621-5065

Attention: Steven N. Cousins, Esq. and Susan K. Ehlers, Esq.

Email: scousins@armstrongteasdale.com; sehlers@armstrongteasdale.com

(b)    if to a Supporting Creditor Party or a transferee thereof, to the addresses, electronic mail addresses or facsimile numbers set forth below following the Supporting Creditor Party’s signature (or as directed by any transferee thereof), as the case may be, with copies to any counsel designated by such Supporting Creditor Party, including as follows:

in respect of the First Lien Agent and the First Lien Lender Co-Proponents:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Fax No. (212) 710-5800

Attention: Damian S. Schaible, Esq., Darren Klein, Esq. and Angela M. Libby, Esq.

Email: damian.schaible@davispolk.com; darren.klein@davispolk.com; angela.libby@davispolk.com

and

Bryan Cave LLP

One Metropolitan Square

211 N. Broadway

Suite 3600

St. Louis, MO 63102

Fax No. (314) 259-2020

Attention: Lloyd A. Palans, Esq., Laura Uberti Hughes, Esq. and Brian C. Walsh, Esq.

Email: lapalans@bryancave.com; brian.walsh@bryancave.com; laura.hughes@bryancave.com in respect of PointState, Contrarian and Panning of the Ad Hoc Secured Committee Members:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Fax No. (212) 735-2000

Attention: Shana A. Elberg, Esq. and Sarah M. Ward, Esq.

Email: Shana.elberg@skadden.com; Sarah.ward@skadden.com

and

Stinson Leonard Street LLP

7700 Forsyth Boulevard

Suite 1100

St. Louis, MO 63105

Fax No. (314) 863-9388

Attention: John G. Young, Jr., Esq.

Email: john.young@stinson.com

in respect of the South Dakota Investment Council:

Woods, Fuller, Schultz & Smith P.C.

300 South Phillips Ave, Suite 300

Sioux Falls, SD 57104

Attention: Jordan J. Feist, Esq.

Email: jordan.feist@woodsfuller.com; jeff.hallem@state.sd.us in respect of Aurelius and Elliott:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Fax No. (212) 715-8000

Attention: Kenneth H. Eckstein, Esq., Stephen D. Zide, Esq. and Andy Dove, Esq.

Email: KEckstein@kramerlevin.com; SZide@kramerlevin.com; ADove@kramerlevin.com

and

Doster, Ullom & Boyle, LLC

16090 Swingley Ridge Road

Suite 620

St. Louis, MO 63017

Fax No. (636) 532-1082

Attention: Gregory D. Willard, Esq., John G. Boyle, Esq.

Email: gwillard@dubllc.com; jboyle@dubllc.com

in respect of Discovery Capital:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Fax No. (212) 446-4900

Attention: Stephen E. Hessler, Esq.

Email: shessler@kirkland.com

and

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

Fax No. (415) 439-1500

Attention: Brian Ford, Esq. and Melissa N. Koss, Esq.

Email: Bford@kirkland.com; Melissa.koss@kirkland.com

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile shall be effective upon oral or machine confirmation of successful transmission. Any notice given by electronic mail shall be effective upon delivery.

15.15.    Third Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties, and no other person or entity shall be a third party beneficiary hereof.

15.16.    No Solicitation. This Agreement is not and shall not be deemed to be a solicitation for votes to accept or reject the Plan or any plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code. The votes of the holders of Claims against the Company will not be solicited until such holders who are entitled to vote on the Plan have received the Disclosure Statement and related ballot, the Plan, and other required solicitation materials. In addition, this Agreement does not constitute an offer to issue or sell securities to any person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

15.17.    Supporting Creditor Parties’ Obligations. Anything set forth in this Agreement to the contrary, notwithstanding, including without limitation the representations and warranties set forth in Section 9.05, the Parties hereto acknowledge and agree that the Supporting Creditor Parties that are holders of First Lien Lender Claims may be the beneficial owner of all or a portion of the principal amount of such First Lien Lender Claims pursuant to a participation agreement. Accordingly, such Supporting Creditor Parties’ investment and voting discretion for all purposes hereunder may be limited or restricted by the express terms of such Supporting Creditor Parties’ respective participation agreement which may grant the nominal or record holder of such First Lien Lender Claims (held by participation) the right to vote or direct actions in respect of such Supporting Creditor Parties’ First Lien Lender Claims in accordance with the written direction of other creditors (including such nominal or record holder) owing or holding interests representing more than 50% of such nominal or record holders’ First Lien Lender Claims, and such Supporting Creditor Parties’ liabilities and obligations hereunder shall be limited accordingly. Notwithstanding the foregoing and for the avoidance of doubt, any Supporting Creditor Party that holds First Lien Lender Claims pursuant to a participation agreement shall direct any nominal or record holder of such First Lien Lender Claims to vote all of its Claims in favor of the Plan in accordance with Sections 3.01(a), 4.01(a) and 5.01(a).

Section 16.    Public Disclosure. The Supporting Creditors Parties hereby consent to the disclosure of the execution and contents of this Agreement by the Debtors in the Plan, Disclosure Statement, the other Plan Documents, and any filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission (the “SEC”) or as required by law or regulation; provided, however, that, except as required by law or any rule or regulation of any securities exchange or any governmental agency, the Debtors shall not, without the applicable Supporting Creditor Party’s prior consent (which shall not be unreasonably withheld, delayed or conditioned), (i) except insofar such name appears in the body of this Agreement and in the Restructuring Term Sheet, use the name of any Supporting Creditor Party or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or filing with the SEC or the Bankruptcy Court or (ii) disclose the holdings of the Debtors’ principal funded debt of any Supporting Creditor Party to any person; provided, however, that the Debtors shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, debt under the First Lien Credit Agreement, Second Lien Notes or Unsecured Senior Notes beneficially owned by the Supporting Creditor Parties collectively (or by funds or accounts advised or managed by Supporting Creditor Parties).

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

PEABODY ENERGY CORPORATION ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATE DEBTORS

By:	/s/ A. Verona Dorch
Name:	A. Verona Dorch
Title:	Executive VP and Chief Legal Officer

[Signature Page to Plan Support Agreement]

CITIBANK, N.A., solely in its capacity as administrative agent under the First Lien Credit Agreement
By:	/s/ John Tucker
Name: John Tucker
Title: Vice President

[Signature Page to Plan Support Agreement]

BLOCKHOUSE MASTER FUND LP
By:	/s/ Alfred J. Barbagallo
Name: Alfred J. Barbagallo
Title: Managing Director & General
Counsel

[Signature Page to Plan Support Agreement]

CONFLUX FUND LP
By:	/s/ Alfred J. Barbagallo
Name: Alfred J. Barbagallo
Title: Managing Director & General
Counsel

[Signature Page to Plan Support Agreement]

STEELMILL MASTER FUND LP
By:	/s/ Alfred J. Barbagallo
Name: Alfred J. Barbagallo
Title: Managing Director & General
Counsel

[Signature Page to Plan Support Agreement]

POINTSTATE FUND LP
By:	/s/ Alfred J. Barbagallo
Name: Alfred J. Barbagallo
Title: Managing Director & General
Counsel

[Signature Page to Plan Support Agreement]

CONTRARIAN CAPITAL FUND I, L.P BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER
By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Plan Support Agreement]

CCM PENSION-A, L.L.C.
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS MANAGING MANAGER
By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Plan Support Agreement]

CCM PENSION-B, L.L.C.
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS Managing MANAGER
By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Plan Support Agreement]

CONTRARIAN DOME DU GOUTER MASTER FUND, LP
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER
By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Plan Support Agreement]

CONTRARIAN OPPORTUNITY FUND, L.P
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER
By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Plan Support Agreement]

CONTRARIAN CAPITAL SENIOR SECURED, L.P.
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER
By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Plan Support Agreement]

CONTRARIAN CAPITAL TRADE CLAIMS, L.P
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER
By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Plan Support Agreement]

CONTRARIAN ADVANTAGE-B, LP
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS GENERAL PARTNER
By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Plan Support Agreement]

CONTRARIAN EMERGING MARKETS, L.P
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER
By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Plan Support Agreement]

CONTRARIAN EM SIF MASTER L.P.
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER
By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Plan Support Agreement]

BOSTON PATRIOT SUMMER ST LLC
BY: CONTRARIAN CAPITAL MANAGEMENT, L.L.C., AS INVESTMENT MANAGER

By:	/s/ Jon Bauer
Name: Jon Bauer
Title: Managing Member

[Signature Page to Plan Support Agreement]

PANNING MASTER FUND, LP
BY: PANNING CAPITAL MANAGEMENT, LP
ITS: INVESTMENT MANAGER

By:	/s/ William Kelly
Name: William Kelly
Title: Authorized Signatory

[Signature Page to Plan Support Agreement]

SOUTH DAKOTA INVESTMENT COUNCIL

By:	/s/ Matthew L. Clark
Name: Matthew L. Clark
Title: State Investment Officer

[Signature Page to Plan Support Agreement]

ELLIOTT ASSOCIATES, L.P.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

[Signature Page to Plan Support Agreement]

THE LIVERPOOL LIMITED PARTNERSHIP

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

[Signature Page to Plan Support Agreement]

ELLIOTT INTERNATIONAL, L.P.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

[Signature Page to Plan Support Agreement]

MANCHESTER SECURITIES CORP.

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

[Signature Page to Plan Support Agreement]

ZIFF INVESTMENTS LIMITED

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

[Signature Page to Plan Support Agreement]

DISCOVERY CAPITAL MANAGEMENT, LLC

By:	/s/ Adam Schreck
Name: Adam Schreck
Title: General Counsel

[Signature Page to Plan Support Agreement]

AURELIUS CAPITAL MASTER, LTD.
By: Aurelius Capital Management, LP, solely as investment manager and not in its individual capacity

By:	/s/ Dan Gropper
Name:	Dan Gropper
Title:	Managing Director

[Signature Page to Plan Support Agreement]

ACP MASTER, LTD.
By: Aurelius Capital Management, LP, solely as investment manager and not in its individual capacity

By:	/s/ Dan Gropper
Name:	Dan Gropper
Title:	Managing Director

[Signature Page to Plan Support Agreement]

EXHIBIT 1

RESTRUCTURING TERM SHEET

[INCLUDED AS EXHIBIT 99.1 TO THE

CURRENT REPORT ON FORM 8-K

WITH WHICH THIS AGREEMENT

IS FILED]

EXHIBIT 2

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT to that certain Plan Support Agreement entered into as of [    ], 2016 by and among the Debtors, the Supporting Creditor Parties (in their capacities as parties thereto), and attached hereto as Exhibit A (as amended, modified, or amended and restated from time to time in accordance with its terms, the “Plan Support Agreement”), is hereby executed and delivered by [●] (the “Joining Party”) as of              [●],         .

Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Plan Support Agreement.

Agreement to be Bound. The Joining Party hereby agrees, on a several basis, to be bound by the Plan Support Agreement in accordance with its terms. The Joining Party shall hereafter be deemed to be a Party, and to the extent the Joining Party is a transferee of a Creditor Co-Proponent, such Joining Party shall hereafter be deemed to be an Additional Supporting Party, for any and all purposes under the Plan Support Agreement, and not a Creditor Co-Proponent. For the avoidance of doubt, to the extent not already a Party to the Plan Support Agreement, the Joining Party shall only become a Party (or Supporting Creditor Party, to the extent applicable) to the Plan Support Agreement with respect to any and all Claims owned by such a Joining Party shall automatically and immediately upon execution of this Joinder Agreement be deemed to be subject to all of the terms of the Plan Support Agreement. In the event of any inconsistency between this Joinder Agreement and the Plan Support Agreement, the Plan Support Agreement shall control in all respects.

Representations and Warranties. With respect to the aggregate principal amount and type of Claims set forth below its name on the signature page hereof, the Joining Party hereby makes the representations and warranties of the Parties set forth in Section 9 of the Plan Support Agreement to each other Party to the Plan Support Agreement. For the avoidance of doubt, only the aggregate principal amount of the Claims that are the subject of the Transfer must be stated on the signature page of this Joinder Agreement.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of laws principles thereof that would require the application of the law of any other jurisdiction.

[Signature pages follow.]

Date executed: [                    ]

[NAME OF TRANSFEREE]

By:
Name:
Title:

Address:

Attn.:
Tel.:
Fax:
Email:

Aggregate principal amount of Claims beneficially owned or managed on behalf of funds or accounts that beneficially own such Claims:

First Lien Lender Claims:

$

Second Lien Notes Claims:

$

Unsecured Senior Notes Claims:

$

[Signature Page to Joinder to Plan Support Agreement]

Exhibit A

Plan Support Agreement